•MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

        Mestek, Inc. announced today its first quarter 2005 results of operations. Net Income increased from ($327,000) in the first quarter of 2004 to $ 1,339,000 in the first quarter of 2005. John E. Reed, Chairman and CEO, noted that Operating Profits Before Reorganization Items, as reflected in the Company’s Income Statement for the quarter contained in its Form 10-Q filed with the Securities and Exchange Commission, was up from $2,925,000 in the 2004 period to $3,421,000 in the 2005 period, reflecting improved sales and reduced costs associated with unusual expense items.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three-months Ended March 31,
	2005	2004
	(dollars in thousands, except earnings per common share)
Net Sales	$98,132	$93,603
Cost of Goods Sold	70,012	66,344
Gross Profit	28,120	27,259
Selling, General & Administrative, and Engineering Expense	24,210	23,779
Environmental Litigation/Remediation	---	219
Plant Shutdown and Other Restructuring Charges	489	336
Operating Profit before Reorganization Items	3,421	2,925
Subsidiary Bankruptcy Professional Fees	401	3,442
Operating Profit (Loss)	3,020	(517)
Interest Income	80	---
Interest (Expense)	(353)	(134)
Other Income (Expense), Net	(321)	237
Income (Loss) Before Income Taxes	2,426	(414)
Income Tax Benefit (Expense)	(1,087)	87
Net Income (Loss)	$1,339	($327)
Basic Earnings (Loss) per Common Share:
Net Income (Loss)	$0.16	($0.04)
Basic Weighted Average Shares Outstanding	8,600	8,722
Diluted Earnings (Loss) Per Common Share
Net Income (Loss)	$0.15	($0.04)
Diluted Weighted Average Shares Outstanding	8,652	8,722